Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Novatel Wireless, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-163033, 333-163032, 333-145482, and 333-53692) on Form S-8 and (No. 333-162020) on Form S-3 of Novatel Wireless, Inc. (the Company) of our report dated March 15, 2009, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows, and the related financial statement Schedule II of Novatel Wireless, Inc. for the year ended December 31, 2008, which report appears in the December 31, 2010 annual report on Form 10-K of Novatel Wireless, Inc.

/s/ KPMG LLP

San Diego, California

March 16, 2011